EXHIBIT 3.2

                           BLUEPHOENIX SOLUTIONS LTD.
                            LETTER OF INDEMNIFICATION
                                 _________, 2005


Dear _____________

This Letter of Indemnification (this "LETTER") is written to you in recognition that it is in the best interest of BluePhoenix Solutions Ltd. (the "COMPANY") to retain and attract as directors and/or officers the most capable persons available.

You are or have been appointed a director and/or officer of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide hereunder for your indemnification to the fullest extent permitted by law.

In consideration of your continuing service to the Company, the Company hereby agrees as follows:

     1. The Company hereby undertakes to indemnify you to the maximum extent permitted by applicable law in respect of the following in respect of any act or omission ("ACTION") taken or made by you in your capacity as a director, officer and/or employee of the Company:

          (1) any financial obligation imposed on, or incurred by you in favor of another person by a court judgment, including a settlement or an arbitrator's award approved by court,

          (2) all reasonable litigation expenses, including attorney's fees, expended by you as a result of an investigation or proceeding instituted against you by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against you and either (a) concluded without the imposition of any financial liability in lieu of criminal proceedings or (b) concluded with the imposition of a financial liability in lieu of criminal proceeding but relates to a criminal offense that does not require proof of MENS REA (criminal intent); and

          (3) all reasonable litigation expenses, including attorney's fees, expended by you or charged to you by a court in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceedings in which you are acquitted, or in any criminal proceedings of a crime which does not require proof of MENS REA (criminal intent) in which you are convicted, all in respect of actions taken by you in your capacity as a director, officer and/or employee of the Company.

The above indemnification will also apply to any action taken by you in your capacity as a director, officer and/or employee of any other company controlled, directly or indirectly, by the Company (a "SUBSIDIARY"), or in your capacity as a director, or observer at board of directors' meetings of a company not controlled by the Company but where your appointment as a director or observer results from the Company's holdings in such company ("AFFILIATE").

     2. The Company will not indemnify you for any amount you may be obligated to pay in respect of:


          (4) a breach of your duty of loyalty, except, to the extent permitted by law, for a breach of your duty of loyalty to the Company, a Subsidiary or an Affiliate while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company, Subsidiary or Affiliate, as applicable;

          (5) a willful breach of your duty of care or reckless disregard for the circumstances or to the consequences of a breach of your duty of care, except if such breach of your duty of care is solely due to negligence;

          (6) an action taken or not taken with the intent of unlawfully realizing personal gain;

          (7)  a fine or penalty imposed upon you for an offense; and

          (8) a counterclaim made by the Company or in its name in connection with a claim against the Company filed by you.

     3.   The Company will make available all amounts needed in accordance with
          Section 1 above on the date on which such amounts become payable by you ("TIME OF INDEBTEDNESS") with respect to items referred to in
          Section 1 above, even prior to a court decision. Advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty of a crime which requires proof of criminal intent. You further agree to repay advances to the Company if it is determined that you are not lawfully entitled to such indemnification.

          As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

     4. The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer a director, officer or employee of the Company or of a Subsidiary or a director or board observer of an Affiliate, as applicable, provided, that the obligations are in respect of actions taken by you while you were a director, officer, employee and/or board observer, as aforesaid, and in such capacity, including if taken prior to the above resolutions.

     5. Actions to be indemnified hereunder pursuant to paragraph 1shall include your actions in the following matters or in connection therewith, which the Company's Board of Directors has resolved are foreseeable in light of the actual activities of the Company:

          (9) The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;

          (10) Occurrences resulting from the Company's status as a public company, and/or from the fact that the Company's securities were offered to the public and/or are traded on a stock exchange, whether in Israel or abroad;

          (11) Occurrences in connection with investments the Company and/or Subsidiaries and/or Affiliates make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company and/or a Subsidiary and/or an Affiliate as a director, officer, employee and/or board observer of the corporation the subject of the transaction and the like;

          (12) The sale, purchase and holding of negotiable or non negotiable securities or other investments for or in the name of the Company, a Subsidiary and/or an Affiliate;

          (13) Actions in connection with the merger of the Company, a Subsidiary and/or an Affiliate with or into another entity;

          (14) Actions in connection with the sale of the operations and/or business, or part thereof, of the Company, a Subsidiary and/or an Affiliate;

          (15) Actions taken in connection with the sale, purchase and/or holding of securities (whether negotiable or not) and any other assets on behalf of or in the name of the Company;

          (16) A change of structure of the Company or the reorganization of the Company or any decision pertaining to these issues, including, but not limited to, split, merger, a change in the Company's capital, the establishment of subsidiaries and their liquidation or sale, an allotment or Distribution (as defined in the Companies Law);

          (17) An announcement, a statement, including position taken, or an opinion made in good faith by an officer, in the course of his duties and in conjunction with his duties, including during a meeting of the Board of Directors of the Company or any committee thereof;

          (18) Actions taken in connection with labor relations and/or employment matters in the Company, Subsidiaries and/or Affiliates and trade relations of the Company, Subsidiaries and/or Affiliates, including with employees, independent contractors, customers, suppliers and various service providers, including stock options granted or promised (or allegedly promised) thereto or exchanges of such options with other securities;

          (19) Actions in connection with the testing of products developed by the Company, Subsidiaries and/or Affiliates or in connection with the distribution, sale license or use of such products or other services provided by the Company, Subsidiaries and/or Affiliates;

          (20) Actions taken in connection with the intellectual property of the Company, Subsidiaries and/or Affiliates, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property;

          (21) Actions taken pursuant to or in accordance with the policies and procedures of the Company, Subsidiaries and/or Affiliates, including but not limited to implementation relating to the Sarbanes Oxley Act, whether or not such policies and procedures are published;

          (22) Actions taken in connection with the financial reporting of the Company or any of its Subsidiaries or Affiliates, and in providing guidance to the public regarding future performance thereof;

          (23) Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction, including but not limited to antitrust authorizations and/or exemptions;

          (24) Actions relating to the operations and management of the Company and/or any of its Subsidiaries and/or Affiliates;

          (25) Actions relating to agreements and transactions of the Company and/or any of its Subsidiaries and/or Affiliates with others, including, for example: customers, suppliers, contractors, etc;

          (26) Actions concerning the approval of transactions of the Company and/or Subsidiaries and/or Affiliates with officers and/or directors and/or holders of controlling interests in the Company and/or Subsidiaries and/or Affiliates and/or the approval of corporate actions, including the approval of acts of the Company's and/or its Subsidiaries and/or Affiliates management, their guidance and their supervision; and

          (27) Occurrences in connection with the lenders or other creditors or for money borrowed by, or other indebtedness of, the Company, including monetary liabilities to third parties relating to the return of loans.

     6.   The total amount of indemnification that the Company undertakes under
          Section 1 above, towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall not exceed an amount equal to twenty-five percent (25%) of the Company's total shareholders equity at the time of any claim for indemnification hereunder.

     7. Notwithstanding anything contained herein to the contrary, the Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 6 above.

     8. Subject to the provisions of Sections 6 and 7 above, the indemnification hereunder will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law.

     9. The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder.

     10. In all indemnifiable circumstances indemnification will be subject to the following:

          (28) You shall promptly notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay following your first becoming aware thereof, and that you deliver to the Company, or to its designee, without delay all documents you receive in connection with these proceedings.

          (29) Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you.

          (30) Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. The Company and/or the attorney as aforesaid shall be entitled to conclude such proceedings conducted by it, all as it shall see fit, including by way of settlement. At the request of the Company, you shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

               Notwithstanding the foregoing, in the case of a reasonable likely conflict of interest between you and the Company, Affiliates or Subsidiaries, you will be entitled to appoint an attorney of your own to represent you in such proceedings. The Company shall indemnify you for all reasonable expenses you incur in connection with engaging such attorney.

               For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Letter and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an Action.

          (31) You agree to fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

          (32) If, in accordance with Section 10.3, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Letter or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, except to which the Company in its absolute discretion shall agree.

          (33) The Company will have no liability or obligation pursuant to this Letter or the above resolutions to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company's consent to such compromise or settlement.

          (34) If required by law, the Company's authorized governing organs will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof.

     11. The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any Actions listed in paragraph 2 above.

     12. If, for the validation of any of the undertakings in this Letter, any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

     13. For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter or in the above resolutions derogate from the Company's right to indemnify you POST FACTUM for any amounts which you may be obligated to pay as set forth in Section 1 above without the limitations set forth in Sections 5 and 6 above. The Company may, in its discretion, following receipt of necessary corporate approvals, and subject to applicable law, indemnify you retroactively for actions committed prior to the date of this Letter.

     14. If any undertaking included in this Letter is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

     15. This Letter and the agreements contained herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel.


This Letter is being issued to you pursuant to the resolutions adopted by the Company's Audit Committee on ____________, 2005, Board of Directors on ______________, 2005, and the shareholders of the Company on ______________,
2005. Kindly sign in the space provided below to acknowledge your agreement to the contents hereof, and return this Letter to the Company.


                                            Very truly yours,
                                            BluePhoenix Solutions Ltd.

Agreed:

_____________________________________

Name: _______________________________

Title: ________________________________

Date: ________________________________